                                                                   Exhibit 10.59


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                             GRANITE FINANCIAL, INC,

                       FIDELITY NATIONAL FINANCIAL, INC.,

                         LEXINGTON CAPITAL CORPORATION,

                                       AND

                THE SHAREHOLDERS OF LEXINGTON CAPITAL CORPORATION

                           DATED AS OF AUGUST 31, 1998

                                 TABLE OF CONTENTS                              PAGE
RECITALS........................................................................  1

INDEX OF EXHIBITS................................................................iv

INDEX OF SCHEDULES...............................................................iv

                                    ARTICLE I
                               Certain Definitions............................... 1

                                    ARTICLE 2
                                  Stock Purchase................................. 6
2.1      Sale and Transfer of Stock.............................................  6
2.2      Consideration..........................................................  6

                                    ARTICLE 3
                                     Closing..................................... 7
3.1.     Closing................................................................. 7
3.2      Mutual Deliveries at Closing............................................ 7
3.3      Shareholders' Deliveries at Closing..................................... 7
3.4      Company's Deliveries at Closing......................................... 7
3.5      GFI's and FNFI's Deliveries at Closing...................................8
3.6      Conditions of GFI and FNFI.............................................. 9
3.7      Conditions of Company and Shareholders................................. 10

                                    ARTICLE 4
                    Representations and Warranties of Company and Shareholders.. 11

4.1      Organization and Standing; Articles and Bylaws......................... 12
4.2      Authorization.......................................................... 12
4.3      Subsidiaries........................................................... 12
4.4      Capitalization......................................................... 12
4.5      Financial Statements................................................... 13
4.6      Material Contracts..................................................... 13
4.7      Assets Other Than Real Property........................................ 14
4.8      Real Property.......................................................... 14
4.9      No Conflicts........................................................... 14
4.10     Litigation............................................................. 15
4.11     Taxes.................................................................. 15
4.12     Employees.............................................................. 15
4.13     Consents............................................................... 16

4.14     Operating Rights....................................................... 16
4.15     Compliance with Applicable Laws........................................ 16
4.16     Insurance.............................................................. 16
4.17     Absence of Changes..................................................... 17
4.18     Employee Plans......................................................... 17
4.19     Intellectual Property Rights........................................... 18
4.20     Environment, Health and Safety......................................... 18
4.21     Certain Transactions................................................... 19
4.22     Bank Accounts; Powers of Attorney.......................................19
4.23     Investment Representation...............................................19
4.24     Absence of Claims Against Company.......................................20
4.25     Employee Loans......................................................... 20
4.26     Brokers' Fees.......................................................... 20
4.27     Full Disclosure........................................................ 20


                                    ARTICLE 5
                    Representations and Warranties of GFI and FNFI.............. 20

5.1      Organization and Standing; Articles and Bylaws......................... 20
5.2      Authorization.......................................................... 20
5.3      No Conflicts........................................................... 21
5.4      Fidelity SEC Documents................................................. 21
5.5      Fidelity Common Stock.................................................. 21
5.6      Consents............................................................... 22
5.7      Brokers' Fees.......................................................... 22
5.8      Full Disclosure........................................................ 22

                                    ARTICLE 6
                          Conduct of Business Pending Closing................... 22

6.1      Qualification.......................................................... 22
6.2      Ordinary Course........................................................ 22
6.3      Corporate Changes...................................................... 23
6.4      Indebtedness........................................................... 23
6.5      Accounting..............................................................23
6.6      Compliance with Legal Requirements..................................... 23
6.7      Disposition of Assets.................................................. 23
6.8      Compensation........................................................... 23
6.9      Modification or Breach of Agreements; New Agreements................... 24
6.10     Capital Expenditures................................................... 24
6.11     Consents............................................................... 24
6.12     Maintenance of Insurance............................................... 24

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
6.13     Discharge.............................................................. 24
6.14     Claims................................................................. 24
6.15     Taxes and Tax Assessments.............................................. 24

                                    ARTICLE 7
                                Additional Covenants............................ 24

7.1      Covenants of Company and Shareholders.................................. 25
7.2      Covenants of GFI and FNFI.............................................. 25
7.3      Tax Advice..............................................................26
7.4      Access and Information................................................. 26
7.5      Expenses............................................................... 27
7.6      Certain Notifications.................................................. 27
7.7      Publicity.............................................................. 27
7.8      Further Assurances..................................................... 27
7.9      Competing Offers....................................................... 27
7.10     NYSE Listing........................................................... 28
7.11     Distribution of Retained Earnings.......................................28
7.12     Board of Directors......................................................28

                                    ARTICLE 8
                          Termination, Amendment and Waiver..................... 28

8.1      Termination............................................................ 28
8.2      Effect of Termination.................................................. 29
8.3      Amendment.............................................................. 29
8.4      Waiver................................................................. 29

                                    ARTICLE 9
                                  Indemnification............................... 29

9.1      Survival of Representations and Warranties............................. 29
9.2      Indemnification by Company and Shareholders............................ 30
9.3      Indemnification by FNFI................................................ 30
9.4      Third-Party Claims..................................................... 30
9.5      Access and Information................................................. 31
9.6      Mitigation............................................................. 31
9.7      Right of Set-Off....................................................... 31
9.8      Limitations............................................................ 31
9.8      Indemnification Exclusive.............................................. 31

                                   ARTICLE 10
                                General Provisions.............................. 32

10.1     Governing Law.......................................................... 32
10.2     Successors and Assigns................................................. 32
10.3     Entire Agreement....................................................... 32
10.4     Severability........................................................... 32
10.5     Notice................................................................. 33
10.6     Construction........................................................... 33
10.7     Headings............................................................... 34
10.8     Counterparts........................................................... 34
10.9     Recitals, Schedules, and Exhibits...................................... 34

INDEX OF EXHIBITS

EXHIBIT A         -     Employment Agreements for Shareholders
EXHIBIT B         -     Registration Rights Agreement
EXHIBIT C         -     Officer's Certificate of the Company
EXHIBIT D         -     Secretary's Certificate of the Company
EXHIBIT E         -     Opinion of Counsel to the Company
EXHIBIT F         -     Officer's Certificate of GFI and FNFI
EXHIBIT G         -     Secretary's Certificate of GFI and FNFI
EXHIBIT H         -     Opinion of Counsel to GFI and FNFI


INDEX OF SCHEDULES

Company Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of August, 1998, by and among GRANITE FINANCIAL, INC., a Delaware corporation ("GFI"), FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FNFI"), LEXINGTON CAPITAL CORPORATION, an Illinois corporation ("Company"), LAWRENCE B. MOLLER and EDWARD C. LITKE (collectively, the "Shareholders). GFI, FNFI, Company, and Shareholders are sometimes referred to collectively herein as the "Parties" or singularly as a "Party."

                                    RECITALS

        A. Shareholders are the record and beneficial owners of all the issued and outstanding shares of capital stock of Company (the "Company Shares").

        B. GFI is a wholly owned subsidiary of FNFI.

        B. The respective Boards of Directors of GFI, FNFI, and Company deem it advisable and in the best interests of their respective shareholders that GFI purchase all of the Company Shares pursuant to this Agreement.

        C. The Shareholders desire to sell all of the Company Shares to GFI pursuant to this Agreement.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

        Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of such terms. Any capitalized term used in this Agreement and not ascribed a meaning in this
Article 1 shall have the meaning ascribed to such term elsewhere in this Agreement.

        "Affiliate" means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably form the basis for any specified consequence.

        "Benefit Arrangement" means any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee of Company, whether active or retired, or for any class or classes of such directors, officers or employees.

        "Claim" means any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceedings), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

        "Closing" has the meaning set forth in Section 3.1, below.

        "Closing Date" has the meaning set forth in Section 3.1, below.

        "Closing Fidelity Price" means the average of the per share closing sales price of FNFI's Common Stock publicly traded on the New York Stock Exchange for the ten (10) consecutive trading days ending two (2) business days prior to the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Shares" has the meaning set forth in Recital A.

        "Company Stock" means shares of Common Stock, $1.00 par value, of Company.

        "Confidential Information" means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public.

        "Disclosure Schedule" means the Schedules to this Agreement required to be prepared by Company and Shareholders and delivered to GFI.

        "Employee Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of the Company.

        "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all Legal Requirements concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Legal Requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, toxic materials or other Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Fidelity Common Stock" means the shares of restricted Common Stock, par value of $0.0001 per share, of FNFI.

        "GAAP" means United States generally accepted accounting principles, as amended from time to time.

        "Governmental Entity" means any court, federal, state, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

        "Hazardous Substances" means any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Governmental Entity.

        "Indebtedness" means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (C) in respect of letters of credit issued for such Person's account and "swaps" of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

        "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

        "Knowledge" or "Known" means that Company and the Shareholders are actually aware of the fact or matter in question or reasonably should be aware of the fact or matter in question after a reasonable investigation in the Ordinary Course of Business concerning such fact or matter.

        "Legal Requirement" means any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator with binding authority on a Party or Parties, as the case may be.

        "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

        "Licenses" has the meaning set forth in Section 4.14, below.

        "Lien" means all liens (including judgment and mechanics' liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, pledges, trusts (constructive or otherwise), deeds of trust, options or other charges, encumbrances or restrictions.

        "Losses" means any and all losses, damages, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interests from the date of such damages), and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description), less any recoveries thereon.

        "Material Adverse Effect" means any event, effect, development, occurrence or circumstance, individually or when taken together with all other such events, effects, developments, occurrences or circumstances, causing, resulting in or having a material adverse effect on (i) the business, assets, results of operations, properties or condition (financial or otherwise) of Company, GFI or FNFI, as applicable; or (ii) the legal right or authorization of Company, GFI or FNFI, as applicable, to continue to operate its business as a going concern.

        "Material Contracts" means with respect to Company (i) any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, director or employee which is not terminable on thirty (30) days notice or less without penalty or obligation to make payments related to such termination; (ii) any plan contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing or the like; (iii) any existing broker agreement, lease sale or purchase agreement, distribution agreement, volume purchase agreement, or similar agreement in which the annual amount involved in fiscal 1997 and fiscal year 1998 exceeded or is expected to exceed $10,000 in aggregate amount; (iv) except for trade indebtedness incurred in the Ordinary Course of Business, any Indebtedness incurred in the acquisition of companies or other entities or Indebtedness for borrowed money by way of direct loan, sale of debt securities, recourse obligations on lease sales, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise; (v) any contract containing covenants purporting to limit in any way the freedom of Company to compete in any line of business or in any geographic area; (vi) any agreement of indemnification; (vii) any agreement, contract or commitment relating to capital expenditures and which involve future payments in excess of $25,000 in the aggregate by Company; (viii) any agreements, contracts or commitments relating to the disposition of assets, including any intangible assets or intellectual property rights (other than inventory), which involve payments in excess of $25,000 in the aggregate by Company; (ix) any contracts with a Governmental Entity subject to price redetermination or renegotiation; or (x) all insurance policies of Company; (xi) all equipment leases of Company in which the Company is lessee and which involve payments in excess of $20,000 in the aggregate; or
(xii) any other agreement, contract or commitment which is material to Company. "Material Contracts" with respect to GFI or FNFI means any agreement, contract or commitment which FNFI files or is requested to file with its SEC reports.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formula).

        "Party" has the meaning set forth in the preamble to this Agreement.

        "Permitted Liens" means (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (ii) purchase money liens and liens securing rental payments under capital lease arrangements and (iii) liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


                                    ARTICLE 2
                                 STOCK PURCHASE

        2.1 Sale and Transfer of Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction (or waiver by the Party whose obligations hereunder are subject to such satisfaction) of the conditions set forth in this Agreement, on the Closing Date, Shareholders shall sell, convey, assign, transfer and deliver to GFI, and GFI shall purchase and acquire from Shareholders, all of the Company Shares owned by Shareholders, which constitutes 100% of the issued and outstanding capital stock of the Company. Shareholders shall transfer to GFI good and marketable title to such Company Shares, free and clear of all Liens.

        2.2 Consideration. In consideration for the sale of all of the Company Shares to GFI, GFI and FNFI shall provide Shareholders with the following consideration at the Closing:

                (a)     Cash in the amount of $3,000,000; and

                (b) A number of shares of Fidelity Common Stock equal to $500,000 divided by the Closing Fidelity Price.

The cash and Fidelity Common Stock due the Shareholders under this Section 2.2 shall be allocated among the Shareholders in proportion to the number of Company Shares owned by each Shareholder.


                                    ARTICLE 3
                                     CLOSING

        3.1. Closing. The consummation of the purchase of the Company Shares by GFI and the other transactions contemplated by this Agreement (the "Closing") shall occur at such place and on such date (the "Closing Date") and at such time as may be mutually designated by the Parties within five (5) business days following the satisfaction or waiver of the conditions set forth in Sections 3.6 and 3.7, below, or such other date, time, place and manner as the Parties may mutually agree.

        3.2 Mutual Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefitting therefrom, the appropriate Parties or Persons shall execute and deliver or cause to be delivered to the appropriate Parties at Closing the following:

                (a) The Employment Agreements between Company and each of the Shareholders in substantially the form of Exhibit "A" hereto; and

                (b) The Registration Rights Agreement substantially in the form of Exhibit "B" hereto.

        3.3 Shareholders' Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefiting therefrom, Shareholders shall execute and deliver or cause to be delivered to GFI at the Closing the following documents:

                (a) The original stock certificates for all of the Company Shares along with duly executed stock powers in favor of GFI for each certificate;

                (b) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested by GFI in order to consummate the transactions contemplated hereby.

        3.4 Company's Deliveries at Closing. Provided that all of the conditions to the closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived from the Party benefitting therefrom, Company shall execute and deliver or cause to be delivered to GFI at the Closing the following:

                (a) An Officer's Certificate of the Company dated the Closing Date substantially in the form of Exhibit "C" hereto;

                (b) A Secretary's Certificate of the Company dated the Closing Date substantially in the form of Exhibit "D" hereto;

                (c) An opinion of counsel to the Company substantially in the form of Exhibit "E" hereto;

                (d) Company's original minute book, such minute book to contain
(i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable; (ii) Company's Bylaws presently in effect; (iii) Company's stock transfer records together with all available canceled stock certificates; and (iv) all minutes of meetings or consents in lieu of such meetings of Company's Board of Directors and shareholders;

                (e) A good standing certificate of Company, dated within thirty
(30) business days of the Closing Date, for each jurisdiction in which Company is required to be qualified and authorized to do business;

                (f) Minutes of the Board of Directors and shareholders of Company authorizing and approving this Agreement and the transactions contemplated herein;

                (g) The resignations of all of the officers and directors of Company effective as of the Closing Date; and

                (h) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by GFI at least five
(5) days prior to the Closing Date in order to consummate the transactions contemplated hereby.

        3.5 GFI and FNFI's Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.6 and 3.7, below, have been satisfied or waived by the Party benefiting therefrom, GFI or FNFI shall execute and deliver or cause to be delivered to Shareholders at the Closing (or such later time as may be indicated below) the following:

                (a) An Officer's Certificate of each of GFI and FNFI dated the Closing Date substantially in the form of Exhibit "F" hereto (provided, however, that such Officer's certificate may be delivered within 30 days following the Closing);

                (b) A Secretary's Certificate of each of GFI and FNFI dated the Closing Date substantially in the form of Exhibit "G" hereto (provided, however, that such Secretary's certificate may be delivered within 30 days following the Closing);

                (c) An opinion of counsel to GFI and FNFI substantially in the form of Exhibit "H" hereto;

                (d) The cash and Fidelity Common Stock in accordance with
Section 2.2, above;

                (e) Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by Shareholders at least (5) days prior to the Closing Date in order to consummate the transactions contemplated hereby.

        3.6 Conditions of GFI and FNFI. GFI's and FNFI's obligations hereunder to consummate the transactions hereunder are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

                (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by Company and Shareholders in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Company and Shareholders shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Closing Date.

                (b) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof which has had or could have a Material Adverse Effect on Company.

                (c) Authorizations and Approvals. All authorizations, approvals or consents from third parties, including from any Governmental Entity, shareholders, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

                (d) Deliveries. GFI and FNFI shall have received from the appropriate Party or Person, the delivery obligations set forth in Sections 3.2 through 3.4, above.

                (e) No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by GFI or FNFI of all or a material portion of the business or assets of Company, or to compel GFI, FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company, GFI or FNFI.

                (f) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to GFI, FNFI and their counsel.

                (g) Requisite Regulatory Approvals. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the Parties or any Affiliate or Subsidiary of any Party (collectively, the "Requisite Regulatory Approvals") shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon GFI, FNFI or any Party or Person to be affected by such condition.

                (h) Employment Agreements. Each Shareholder shall have entered into the Employment Agreement with the Company substantially in the form attached hereto as Exhibit "A."

                (i) Registration Rights Agreement. Shareholders shall have entered into the Registration Rights Agreement substantially in the form of Exhibit "B" hereto.

                (j) Residual Interests in Leases and Equipment. Prior to the Closing, the Shareholders shall fully assign and transfer to the Company all right, title and interest of the Shareholders in and to any "Residuals," as hereafter defined, on equipment lease transactions originated by the Company at any time prior to Closing. Residuals mean all rights of the Shareholders or the Company to the lease agreement and equipment subject to the lease agreement after the lessee has performed all obligations during the scheduled lease term, including any release, sale or other re-marketing of the equipment, payments made by lessee during any renewal or extension of the lease term or holding over past the expiration of the lease agreement. Such Residuals shall be recorded as an asset on the balance sheet of the Company.

                (l) Shareholder Indebtedness. Prior to the Closing, Shareholders shall fully repay all loans, indebtedness and other advances made by the Company to Shareholders.

        3.7 Conditions of Company and Shareholders. Company's and Shareholders' obligations hereunder to consummate the transactions hereunder are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by GFI and FNFI in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and GFI and FNFI shall have in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Closing.

                (b) Material Adverse Effect. No act, event or condition shall have occurred after the date hereof has had or could have a Material Adverse Effect on GFI or FNFI.

                (c) Authorizations and Approvals. All authorizations, approvals or consents from third parties, including from any Governmental Entity, shareholders, landlord or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained.

                (d) NYSE Listing. FNFI shall have made such filings as are necessary with the New York Stock Exchange regarding the transactions contemplated hereby and the shares of Fidelity Common Stock to be issued under this Agreement shall have been filed for listing on the NYSE, subject only to official notice of issuance.

                (e) Deliveries. Company or Shareholders, as appropriate, shall have received from GFI or FNFI the delivery obligations set forth in Sections
3.2 and 3.5, above.

                (f) Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated hereby shall be in form and substance satisfactory to Company, Shareholders and their counsel.

                (g) No Claims. There shall not be instituted and pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) seeking to prohibit the direct or indirect ownership or operation by GFI or FNFI of all or a material portion of the business or assets of Company, or to compel GFI or FNFI or Company to dispose of or hold separate all or a material portion of the business or assets of Company, GFI or FNFI.

                (h) Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Company or any Party or Person to be affected by such condition.

                (i) Employment Agreements. The Company shall have entered into the Employment Agreements with each of the Shareholders substantially in the forms attached hereto as Exhibit "A" hereto.

                (j) Registration Rights Agreement. FNFI shall have afforded Shareholders an opportunity to enter into the Registration Rights Agreement substantially in the form of Exhibit "B" hereto.


                                   ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

        The Company and Shareholders each represents and warrants to GFI and FNFI that (except for changes contemplated by this Agreement and except as set forth in the Disclosure Schedule attached hereto), each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by Company and Shareholders on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 4):

        4.1 Organization and Standing; Articles and Bylaws. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has full power and authority to own its assets and properties and to carry on its business as presently conducted. Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities and of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Company has furnished GFI with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the Closing Date.

        4.2 Authorization. All actions on the part of the Shareholders and all corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of Company's and Shareholders obligations hereunder and thereunder have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of Company and Shareholders enforceable in accordance with their respective terms, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally or any equitable remedy a court may impose.

        4.3 Subsidiaries. Except as disclosed in Schedule 4.3, the Company has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

        4.4 Capitalization. The authorized capital stock of Company consists of 100,000 shares of Common Stock, $1.00 par value, of which 6,000 shares are issued and outstanding as of the date of this Agreement. All of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. All of the Company Shares were offered, issued, sold and delivered by Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of the Company Shares were issued in violation of any preemptive rights created by statue, or by Company's charter documents, or by any agreement to which Company may be bound.

        Schedule 4.4 to the Disclosure Schedule hereto contains a complete list of, and the number of shares owned of record by, the holders of the issued and outstanding Company Stock.

        There are no outstanding shares of Company Stock, preferred stock or any other equity securities of Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Company or Shareholders may be bound that do or may obligate Company or Shareholders to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock, preferred stock or other equity securities or that do or may obligate Company or Shareholders to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of Company or any other securities of Company. Company and Shareholders have not, or prior to the Closing will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any additional capital stock or securities of Company. Shareholders own of record and beneficially, and have good and marketable title to all of the Company Shares, free and clear of all Claims and Liens. As a result of the completion of the transactions set forth herein, GFI will be the record and beneficial owner of all outstanding capital stock of Company and rights to acquire capital stock of Company.

        4.5 Financial Statements. Schedule 4.5 to the Disclosure Schedule hereto includes (i) true, complete and correct copies of Company's balance sheet as of December 31, 1997 (the end of its most recently completed fiscal year) and statements of income and retained earnings for the year ended December 31, 1997; and (ii) true, complete and correct copies of Company's balance sheet as of July 3,1998 and statement of income for the period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared as a compilation and fairly present the financial position of Company as of the dates thereof and the results of its operations for the periods then ended, subject, in the case of the June 30, 1998 Financial Statements, to the omission of complete footnote information and normal year-end adjustments. There are no material Company Liabilities, direct or indirect, fixed or contingent, which are not reflected in the balance sheet as of July 3, 1998, except for Liabilities incurred in the Ordinary Course of Business subsequent to July 3, 1998, which, either individually or in the aggregate, would not be material. To the Company and Shareholders' Knowledge, there is no Basis for any assertion against Company of any Liability or obligation of any nature whatsoever that is not fully reflected in the

Financial Statements which, either individually or in the aggregate, would be material. Since the date of the December 31, 1997 Financial Statements, there have been no material changes in Company's accounting policies.

        4.6 Material Contracts. Schedule 4.6 to the Disclosure Schedule hereto contains a complete and accurate list of all Material Contracts to which Company is a party or bound. True, correct and complete copies of all Material Contracts listed on Schedule 4.6 to the Disclosure Schedule have been furnished or made available by Company to GFI. Each Material Contract so listed is a valid and binding obligation of Company and is enforceable against Company and the other Person or Persons thereto, in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. Company has performed all obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any Material Contract to which Company is a party, is subject or is otherwise bound, and, to the Knowledge of Company and the Shareholders, no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. To the Knowledge of Company and the Shareholders, no party with whom Company has a Material Contract is in default of its obligations thereunder, except as disclosed on Schedule 4.6. No consent or approval of any party to any of the Material Contracts is necessary in order to permit Company to consummate the transactions contemplated hereby.

        4.7 Assets Other Than Real Property. Company has good and marketable title to all properties and assets (other than real property which is subject to Section 4.8, below) owned or leased by Company, free and clear of all Liens except for Permitted Liens and those Liens set forth on Schedule 4.7. The assets and properties of Company constitute all the assets, properties, rights, privileges and interests necessary for the operation of Company's business. All of the vehicles, machinery and equipment of Company are in good working order and condition, ordinary wear and tear excepted.

        4.8 Real Property. Company does not own any real property. Schedule 4.8 to the Disclosure Schedule hereto contains an accurate list and general description of all real property leases, subleases, licenses or similar agreements ("Leases") to which Company is a party (copies of which have been previously furnished to GFI), in each case setting forth (i) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases; (ii) the legal description or street address of each property covered thereby; and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). Company has valid leasehold interests in the Leased Premises, free and clear of all Liens and Claims, except for (i) Claims of lessors, co-lessees or sublessees in such matters as are reflected in the Leases; (ii) title exceptions affecting the fee estate of the lessor under such Leases; and (iii) other matters as described in the Disclosure Schedule. Company is not in default, and no facts or circumstances have occurred which, through the passage of time or both, or the giving of notice would constitute a default, under any Lease. To the Company's and Shareholders' Knowledge, the activities of Company, with respect to the Leased Premises, are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. To the Knowledge of Company and Shareholders, the portions of the buildings on the Leased Premises that are used in the business of Company are each in good repair and condition (including without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy Company's current business activities as conducted thereat.

        4.9 No Conflicts. The execution and delivery nor the performance of this Agreement by Company will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of Company, (B) any Material Contract; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Company; (iii) to the Knowledge of Company and the Shareholders, the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Company; (iv) to the Knowledge of Company and the Shareholders, the creation or imposition of any Lien on any shares of the Company Stock; or
(v) to the Knowledge of Company and the Shareholders, a violation or breach of any writ, injunction or decree of any Governmental Entity or arbitrator to which Company is a party or by which any of its properties are bound.

        4.10 Litigation. There are no Claims before any court or administrative agency pending or, to the Company's and Shareholders' Knowledge, currently threatened against or with respect to Company (or to the Knowledge of Company or Shareholders any Basis therefor), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability to carry on its business as now conducted or as proposed to be conducted, or in any material Liability or Loss on the part of Company. Except as provided in Schedule 4.10 to the Disclosure Schedule, Company and Shareholders are not a party or subject to, and none of their assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity or arbitrator.

        4.11 Taxes. Company has no Liability for any federal, state or local Taxes, except for Taxes which have accrued and are not yet payable. Company has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all respects. None of the Tax Returns of Company are currently under investigation or audit, nor is an investigation or audit pending, and there has not been an investigation or audit of the Tax Returns of Company in the past seven (7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true, correct and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the June 30, 1998 Financial Statements. No Claim has ever been made by any Governmental Entity in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by Company or which Company is obligated to withhold from amounts owed or owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved Claims concerning Company's Tax Liability, and to the Knowledge of Company and Shareholders no Basis for any such Claims exist.

        4.12 Employees. Schedule 4.12(a) to the Disclosure Schedule hereto sets forth a complete list of all current employees of Company, together with each employee's tenure with Company, title or job classification, and the current annual rate of compensation payable to each such employee. There are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Company's and Shareholders' Knowledge, threatened, attempts to unionize or controversies threatened between Company and, or relating to, any of its employees, nor to the Knowledge of Company or Shareholders any Basis therefore. Company is not a party to any collective bargaining agreement with respect to any of its employees or, except as set forth on Schedule 4.12(b) of the Disclosure Schedule, to a written employment contract with any of its employees, and there are no understandings with respect to the employment of any officer or employee of Company which are not terminable by Company without Liability on not more than thirty (30) days' notice. Except as set forth in the Company's profit sharing plan and retirement plan attached hereto as Schedule 4.18, no officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, Benefit Arrangement, Employment Plan or other benefit, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Company has complied with all applicable Legal Requirements which govern workers' compensation, equal employment opportunity and equal pay. Company's employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

        4.13 Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract, required on the part of Company in connection with the valid execution and delivery of this Agreement and the sale of the Company Shares, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing, except for those consents where the failure to obtain such consents does not result in a Material Adverse Effect on the Company, GFI, FNFI or the Company Shares.

        4.14 Operating Rights. To the Company's and Shareholders' Knowledge, Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted, except for those Licenses where the failure to hold such Licenses would not result in a Material Adverse Effect on the Company, GFI, FNFI or the Company Shares. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or, to the Company's and

Shareholders' Knowledge, threatened or any Basis therefore, that could result in the revocation or limitation of any such Licenses. Company has conducted its business so as to comply in all material respects with all such Licenses.

        4.15 Compliance with Applicable Laws. To the Company's and Shareholders' Knowledge, the properties, assets, business and operations of Company have been and are being maintained and conducted in compliance with all Legal Requirements to which Company is subject. No investigation or review by any Governmental Entity with respect to Company is pending or, to the Company's and Shareholders' Knowledge, threatened, or to the Knowledge of Company or Shareholders is there any Basis therefore, nor has any Governmental Entity indicated to Company an intention to conduct the same.

        4.16 Insurance. Schedule 4.16 to the Disclosure Schedule hereto sets forth an accurate list, as of the date of this Agreement first set forth above, of all insurance policies carried by Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. Attached to Schedule 4.16 to the Disclosure Schedule are true, complete and correct copies of the policies from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). To the Knowledge of Company or Shareholders, such policies of insurance are of the type and in amounts carried by Persons conducting businesses similar to that of Company. To the Company's and Shareholders' Knowledge, there is no pending termination of or material premium increase with respect to, any of such policies. All claims previously made under such policies have been timely filed.

        4.17 Absence of Changes. Except as set forth on Schedule 4.17 to the Disclosure Schedule, since January 1, 1998, there has not been (i) any change or amendment in the Articles of Incorporation, Bylaws or other governing instruments of Company; (ii) any sale or issuance of, or grant of options or rights to acquire, any shares of the Company Stock or other securities of Company or any declaration, setting aside, or payment of dividends or redemptions in respect of any shares of capital stock of Company, or any direct or indirect redemption, purchase, or other acquisition of such stock, or any agreement, understandings or commitments to do the same; (iii) any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the outstanding shares of the Company Stock; (iv) any amendment, termination or revocation, or any threat of any amendment, termination, or revocation of any Material Contract; (v) any sale, transfer, mortgage, pledge, or subjection to Lien (other than Permitted Liens) of, on or affecting any of the assets of Company valued at or above $10,000 individually or in the aggregate; (vi) any increase in the compensation paid or payable or in the fringe benefits provided to any employee of Company, or the adoption of any Benefit Arrangements or Employee Plans not in existence in the fiscal year ended December 31, 1997; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Company; (viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital items not disclosed in Company's Financial Statements which is in excess of the normal, ordinary and usual requirements of the business of Company; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect; (x) any agreement or arrangement made by Company or any Shareholder to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or
(xi) the commencement or notice or threat of commencement of any Claim against Company or any of its affairs.

        4.18 Employee Plans. Schedule 4.18 to the Disclosure Schedule hereto sets forth a complete list of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Company. True and complete copies of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to GFI, together with true and complete copies of (i) annual reports for the most recent three
(3) years (Form 5500 Series including, if applicable, Schedules A and B thereto); (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto; and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the Code, and the Company has not been obligated to make a contribution to any such multiemployer or multiple employer plan. All contributions under the terms of the Plan or Arrangement or applicable law (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Company. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is, to the Company's and Shareholders' Knowledge, so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. Neither Company nor any Employee Plan, nor any trusts created thereunder, has engaged in a non-exempted "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA in connection with any Employee Plan.

        4.19 Intellectual Property Rights.

                (a) To the Company's and Shareholders' Knowledge, Company owns, or has the right to use, sell or license all Intellectual Property necessary or required for the conduct of its business as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Company's business. Company has taken all reasonable and practicable action designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property.

                (b) Neither the manufacture, marketing, license, sale or intended use of any Intellectual Property licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party or, to the Company's and

Shareholders' Knowledge infringes any Intellectual Property of any other party; and there is not pending or threatened, nor to the Knowledge of Company or Shareholders any Basis therefor, any Claim contesting the validity, ownership or right to use, sell, license or dispose of any Intellectual Property or that the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor to the Knowledge of Company or Shareholders, is there any Basis for any such assertion.

        4.20 Environment, Health and Safety.

                (a) Company has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and Company has received no written notice that a Claim or notice has been filed or commenced against it alleging any failure to so comply. Without limiting the generality of the preceding sentence, Company has, to the Company's and Shareholders' Knowledge, obtained and been in compliance with all of the terms and conditions of all Licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

                (b) Company has not, in violation of any Environmental, Health and Safety Laws, handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a Basis for any present or future Claim against Company giving rise to any Liability, except where having done so would not have a Material Adverse Effect. To the Company's and Shareholders' Knowledge, Company has no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

                (c) All properties used in the Company's business are, to the Company's and Shareholders' Knowledge, free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

        4.21 Certain Transactions. There are no existing or pending transactions, nor are there any agreements or understandings, between Company, on the one hand, and any Shareholder, officer or director of Company, or any person or entity affiliated with any of them, on the other hand, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Company, with or without adequate compensation, or to any indebtedness owed to or by Company, in any amount whatsoever.

        4.22 Bank Accounts; Powers of Attorney. Schedule 4.22 of the Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of the following: (i) the name of each financial institution in which Company has any account or safe deposit box; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto. The Disclosure Schedule hereto also sets forth the name of each Person holding a general or special power of attorney from Company and a description of the terms of such power.

        4.23 Investment Representations. Each Shareholder is an "accredited investor," as such term is defined under the Securities Act. Each Shareholder is receiving the Fidelity Common Stock for his own account for investment purposes only, and not as a nominee or agent for any other Person, and not with a view to or for resale in connection with any distribution thereof. Each Shareholder acknowledges that the Fidelity Common Stock to be issued hereunder will not be registered under the Securities Act, nor qualified under any state securities laws on the ground, among others, that no distribution or public offering is to be effected.

        4.24 Absence of Claims Against Company. No Shareholder has any Claims against the Company.

        4.25 Employee Loans. Except as set forth on the Schedule 4.25, there are no outstanding loans and/or other advances made by Company to any of its officers, directors, shareholders, employees, agents or consultants.

        4.26 Brokers' Fees. Company and Shareholders have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        4.27 Full Disclosure. Neither this Agreement, the representations and warranties by Company and Shareholders contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to GFI or FNFI in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Knowledge of Company and Shareholders, there is no fact which has not been disclosed to GFI and FNFI that would have a Material Adverse Effect or would affect the ability of Company and Shareholders to perform their obligations under this Agreement.


                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF GFI AND FNFI

        GFI and FNFI represent and warrant to Company and Shareholders that (except for changes contemplated by this Agreement) each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and will be true, correct and complete in all material respects as of the Closing Date (each such statement to be made again by

GFI and FNFI on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 5):

        5.1 Organization and Standing; Articles and Bylaws. GFI and FNFI are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, have full power and authority to own their respective assets and properties and to carry on their respective businesses as presently conducted. GFI and FNFI are duly qualified and authorized to do business, and are in good standing as foreign corporations, in each jurisdiction where the nature of their respective activities and of their respective properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

        5.2 Authorization. All corporate action on the part of GFI and FNFI, and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, the performance of all of GFI's and FNFI's obligations hereunder and thereunder, and for the purchase of the Company Shares and the issuance of the Fidelity Stock have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered by GFI and FNFI, shall constitute valid and legally binding obligations of GFI and FNFI enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

        5.3 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by GFI and FNFI will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the Articles of Incorporation or Bylaws of GFI or FNFI, (B) any Material Contract of GFI or FNFI; (ii) the termination of any Material Contract of GFI or FNFI or the acceleration of the maturity of any Indebtedness or other material obligation of GFI or FNFI; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the respective assets or properties of GFI or FNFI; (iv) the creation or imposition of any Lien on any shares of the Fidelity Common Stock; or (v) a violation or breach of any writ, injunction or decree of any Governmental Entity to which GFI or FNFI is a party or by which any of their respective properties are bound.

        5.4 Fidelity SEC Documents. FNFI has filed all forms, reports and documents required to be filed with the SEC (the "Fidelity SEC Documents"), all of which have been made available to Company. As of their respective dates, the Fidelity SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Fidelity SEC Documents, and none of the Fidelity SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FNFI included in the Fidelity SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of FNFI as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended. There has been no Material Adverse Effect on FNFI since the filing of FNFI's most recent Form 10-Q.

        5.5 Fidelity Common Stock. All of the shares of Fidelity Common Stock to be issued to Shareholders pursuant to Section 2.2 above, will be duly authorized, validly issued, fully paid and non-assessable. Such shares, when issued in accordance with the terms hereof, will have been offered, issued, sold and delivered by FNFI in compliance with all applicable state and federal laws, free and clear of all Liens and Claims and none of such shares shall be issued in violation of the preemptive rights, rights of first offer, or other rights of any shareholder of FNFI.

        5.6 Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity, required on the part of GFI and/or FNFI in connection with the valid execution and delivery of this Agreement and the issuance of Fidelity Common Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing.

        5.7 Brokers' Fees. Neither GFI nor FNFI is a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent, or finder.

        5.8 Full Disclosure. Neither this Agreement, the representations and warranties by GFI and/or FNFI contained herein, the Exhibits or Schedules hereto, nor any other written statement or certificate delivered or to be furnished to Company in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Knowledge of GFI and FNFI, there is no fact which has not been disclosed to Company and Shareholders that would have a Material Adverse Effect or would affect the ability of GFI and FNFI to perform their obligations under this Agreement.


                                    ARTICLE 6
                       CONDUCT OF BUSINESS PENDING CLOSING

        During the period commencing on the date hereof and continuing through the Closing Date, Company and Shareholders, jointly and severally, covenant and agree that:

        6.1 Qualification. Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions in which Company owns or leases any property or conducts any business.

        6.2 Ordinary Course. Company shall conduct its business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by the Company as of December 31, 1997. Company will use commercially reasonable efforts to preserve its business organization intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company. Company shall maintain its properties and assets in good condition and repair.

        6.3 Corporate Changes. Company shall not (i) amend its Articles of Incorporation or Bylaws (or equivalent documents); (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof; (iii) enter into any partnership or joint venture; (iv) except as provided in Section 7.11, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock; (v) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; or (vi) liquidate or dissolve or obligate itself to do so.

        6.4 Indebtedness. Except in the Ordinary Course of Business and as disclosed on Schedule 6.4, Company shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. Company shall not restructure or refinance its existing Indebtedness.

        6.5 Accounting. Company shall not make any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. Company shall maintain its books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

        6.6 Compliance with Legal Requirements. Company shall comply promptly and in all material respects with all Legal Requirements imposed upon it, its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, GFI and FNFI in connection with any such requirements imposed upon GFI or FNFI, or upon any of its Affiliates, in connection therewith or herewith.

        6.7 Disposition of Assets. Except in the Ordinary Course of Business, Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any

Lien other than Permitted Liens upon any of its properties or assets, tangible or intangible, or upon any interest therein.

        6.8 Compensation. Except in the Ordinary Course of Business, Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any Shareholder or any current or former officer, director, employee or consultant of Company.

        6.9 Modification or Breach of Agreements; New Agreements. Except in the Ordinary Course of Business, Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral. Company shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Company shall meet all of its contractual obligations in accordance with their respective terms.

        6.10 Capital Expenditures. Except in the Ordinary Course of Business, except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $15,000 individually or in the aggregate), Company shall not purchase or enter into any contract to purchase any capital assets.

        6.11 Consents. Company shall use commercially reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by any Party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

        6.12 Maintenance of Insurance. Company shall maintain its policies of insurance in full force and effect on substantially the same terms and conditions as in effect on the date of this Agreement first set forth above, and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, materially impaired or canceled.

        6.13 Discharge. Company shall not cancel, compromise, release or discharge any Claim of Company upon or against any Person or waive any right of Company of material value, and not discharge any Lien upon any asset of Company or compromise any debt or other obligation of Company to any Person other than Liens, debts or obligations with respect to current Liabilities of Company.

        6.14 Claims. Company shall not institute, settle or agree to settle any Claim before any Governmental Entity.

        6.15 Taxes and Tax Assessments. Company shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Company, its assets, properties or operations. Company shall furnish promptly to GFI a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Company's operations for periods ending on or prior to the Closing Date.


                                    ARTICLE 7
                              ADDITIONAL COVENANTS

        7.1 Covenants of Company and Shareholders. During the period from the date hereof through the Closing Date, Company and Shareholders agree to:

                (a) Comply promptly with all applicable Legal Requirements imposed upon them with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, GFI or FNFI in connection with any such requirements imposed upon GFI or FNFI or upon any of its Affiliates in connection therewith or herewith;

                (b) Use their reasonable best efforts to obtain (and to cooperate with GFI and FNFI in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Company and/or Shareholders in connection with the transactions contemplated by this Agreement;

                (c) Use their reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.6, above;

                (d) Promptly advise GFI and FNFI orally and, within three (3) business days thereafter, in writing of any change in Company's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Company;

                (e) Deliver to GFI and FNFI prior to the Closing a written statement disclosing any untrue statement in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent GFI or FNFI from terminating this Agreement pursuant to Section 8.1(b), below, at any time at or prior to the Closing in respect of any original untrue or misleading statement; and

                (f) Within five business (5) days prior to the Closing, deliver to GFI and FNFI the Disclosure Schedule.

        7.2 Covenants of GFI and FNFI. During the period from the date hereof to the Closing Date, GFI and FNFI shall:

                (a) Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Shareholders in connection with any such requirements imposed upon the Shareholders or Company or upon any of Company's Affiliates in connection therewith or herewith;

                (b) Use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by GFI and FNFI in connection with the transactions contemplated by this Agreement;

                (c) Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.7 of this Agreement; and

                (d) Promptly advise Company orally and, within three (3) business days thereafter, in writing of any change in GFI's or FNFI's business or condition that has had or would reasonably be expected to have a Material Adverse Effect on GFI or FNFI;

        7.3 Tax Advice. Each Shareholder shall assume and be fully responsible for any and all Liability, including without limitation any and all Tax Liability, incurred by such Shareholder, which is caused by, arises from, or relates to the sale of the Company Shares to GFI and the other transactions set forth herein. Company and Shareholders acknowledge that they have received their own independent tax advice with respect to this Agreement and the transactions contemplated thereby, and are not in any way relying on any statements or advice of GFI, FNFI or any of their officers, directors, employees, agents or representatives with respect to such matters.

        7.4 Access and Information.

                (a) During the period commencing on the date hereof and continuing through the Closing Date, Shareholders shall cause Company to afford to GFI and FNFI and to their accountants, counsel, and other representatives, reasonable access during regular business hours and without undue interruption to its business to all of its properties, books, contracts, commitments, records and personnel and, during such period, to cause Company to furnish promptly to GFI and FNFI all information concerning its business, properties and personnel as GFI or FNFI may reasonably request.

                (b) Except to the extent permitted by the provisions of Section 7.7, below, GFI and FNFI shall hold in confidence, and shall use reasonable efforts to ensure that their respective employees and representatives hold in confidence, all such information supplied to it by Shareholder or Company concerning Company and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by GFI or FNFI or its representatives; (ii) becomes available to GFI or FNFI or their representatives from a third party other than Shareholders or Company, and GFI or FNFI or their representatives have no reason to believe that such third party is not entitled to disclose such information; (iii) is known to GFI or FNFI or their representatives on a non-confidential basis prior to its disclosure by Shareholders or Company; or (iv) is made available by Shareholders or Company to any other Person on a non-restricted basis. GFI and FNFI's obligations under the foregoing sentence shall expire on the Closing Date or, if the closing does not occur, one (1) year after the date hereof.

        7.5 Expenses. All costs and expenses (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring the same. The legal expenses of the Company shall either (i) be paid by the Shareholders or (ii) be paid by the by the Company and deducted from the amount of retained earnings to be distributed to the Shareholders under Section 7.11.

        7.6 Certain Notifications. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or reasonably would be expected to result in the failure to satisfy any of the conditions specified in Sections 3.6 and 3.7, above.

        7.7 Publicity. At all times prior to the Closing Date, each Party shall obtain the consent of all other Parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any press release or other information to the press, employees of Company or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.7. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations; provided that the Party furnishing such information shall have used its reasonable best efforts to comply with this provision first, and in any event does so only with the advice of counsel.

        7.8 Further Assurances.

                (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

                (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Shareholders and the proper officers or directors of GFI, FNFI and Company, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

        7.9 Competing Offers. Shareholders agree that they will not, and will cause Company not to, directly or indirectly, through an officer, director, agent, or otherwise, solicit, initiate or encourage the submissions of bids, offers or proposals by, any Person with respect to an acquisition of Company or its assets or capital stock or a merger or similar transaction, and Shareholders will not, and will not permit Company to, engage any broker, financial adviser or consultant to initiate or encourage proposals or offers from other Persons. Furthermore, Shareholders shall not, and shall not permit Company to, directly or indirectly, through any officer, director, agent or otherwise, engage in negotiations concerning any such transaction with, or provide information to, any Person other than GFI and FNFI and their representatives with a view to engaging, or preparing to engage, that Person with respect to any matters in this Section 7.9. Shareholders shall ensure that Company shall not commence any proceeding to merge, consolidate or liquidate or dissolve or obligate itself to do so.

        7.10 NYSE Listing. FNFI will make such filings as are necessary with the New York Stock Exchange regarding the transactions contemplated hereby and will cause the shares of Fidelity Common Stock to be issued under this Agreement to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Closing.

        7.11 Distribution of Retained Earnings. Notwithstanding anything to the contrary contained herein, Shareholders may, immediately prior to the Closing, take a distribution from the Company equal to the retained earnings of the Company as of Closing (but excluding from such retained earnings the Residuals assigned to the Company under Section 3.6(l)), computed in accordance with the Code and regulations issued thereunder. The purpose of such distribution is to allow Shareholders to receive the net profits of the Company earned through the Closing which have not previously been distributed to the Shareholders.

        7.12 Board of Directors. Following the Closing, the Shareholders shall be appointed to and shall serve on the Board of Directors of the Company along with such other persons as designated from time to time by GFI. Shareholders acknowledge that GFI will appoint at least 3 other persons to the Board and that GFI shall at all times have control over the Board of Directors.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                (a) By written consent of GFI, FNFI, Company and Shareholders;

                (b) By Shareholders and Company as a group, on the one hand, or by GFI and FNFI as a group, on the other hand, if there has been a breach, failure to fulfill or default (collectively, a "Breach") on the part of the other Party (the "Breaching Party") of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein; or

                (c) By Shareholders and Company as a group, on the one hand, or by GFI and FNFI as a group, on the other hand, if there shall be a final non-appealable order of a Governmental Entity or arbitrator in effect preventing consummation of the transactions hereunder; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions hereunder by any Governmental Entity or arbitrator which would make the consummation of the transactions illegal.

                (d) By Shareholders and Company as a group, on the one hand, or by GFI and FNFI as a group, on the other hand, if the Closing has not occurred on or prior to August 14, 1998.

        8.2 Effect of Termination. In the case of any termination of this Agreement pursuant to Section 8.1, above, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors or shareholders. Notwithstanding the foregoing sentence,
(i) the provisions of Section 7.4(b) and 7.5 shall remain in full force and effect and survive any termination of this Agreement; (ii) each Party shall remain liable for any breach of this Agreement prior to its termination; and
(iii) in the event of termination pursuant to Section 8.1(b), above, then notwithstanding the provisions of Section 7.5, above, the Breaching Party shall be liable to the non-breaching Party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated thereby.

        8.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this
Section 8.3 shall be binding upon all Parties.

        8.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.4 shall be binding upon all Parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

                                    ARTICLE 9
                                 INDEMNIFICATION

        9.1 Survival of Representations and Warranties. The representations and warranties of Company, Shareholders, GFI and FNFI contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby until 18 months after the Closing Date; provided that the representations and warranties contained in Sections 4.2, 4.4, 4.11, and 4.20 shall continue until the expiration of the applicable statutes of limitations.

        9.2 Indemnification by Company and Shareholders. Effective as of the Closing and subject to the limitations set forth in Section 9.9, Shareholders, in consideration for the purchase of the Company Shares by GFI, covenant and agree with GFI, FNFI and their respective officers, directors, employees, shareholders, assigns, successors and Affiliates (a "FNFI Indemnified Party") to indemnify and hold harmless a FNFI Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any FNFI Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

                (a) any breach of any representation or warranty of any Shareholder or Company set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of any Shareholder or Company in connection herewith;

                (b) any non-fulfillment of any covenant or agreement on the part of any Shareholder or Company in this Agreement; or

                (c) the business, operations or assets of Company prior to the Effective Time, except to the extent disclosed in the Financial Statements or the Disclosure Schedule.

Payment shall not be a condition precedent to recovery under the above indemnities.

        9.3 Indemnification by GFI and FNFI. Effective as of the Closing and subject to the limitations set forth in Section 9.9, GFI and FNFI covenant and agree with Shareholders and their respective heirs, successors and assigns (a "Shareholder Indemnified Party") to indemnify and hold harmless a Shareholder Indemnified Party from, against and in respect of any and all Losses suffered, sustained, incurred or paid by any Shareholder Indemnified Party in connection with resulting from or arising out of, directly or indirectly:

                (a) any breach of any representation or warranty of GFI or FNFI set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of GFI or FNFI in connection herewith; or

                (b) any non-fulfillment of any covenant or agreement on the part of GFI or FNFI in this Agreement which is required to be performed after the Closing.

Payment shall not be a condition precedent to recovery under the above indemnities.

        9.4 Third-Party Claims. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the Party or Person against whom the Claim is asserted (the "Indemnified Party") shall give prompt notice to the other Party or Person (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third-party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third-party Claim within thirty (30) days after receipt of the notice of the third-party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses related to the defense or settlement of the third-party Claim. The Parties shall cooperate in defending against any asserted third-party Claims. For purposes of this Article 9, the reference to this Agreement includes any certificate, Disclosure Schedule, Exhibit, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and affiliates in connection with this Agreement.

        9.5 Access and Information. With respect to any Claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives full and free access during normal business hours and upon the giving of reasonable prior notice to their books and records relating to such Claims, and to their employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses. The Indemnified Party agrees to maintain any of its books and records which may relate to a Claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such Claim; provided that the failure to do so shall not relieve the Indemnifying Party of any obligation hereunder unless the Indemnifying Party demonstrates that the failure to do so substantially prejudiced the Indemnifying Party in the defense of any third-party proceeding, and then only to the extent so prejudiced.

        9.6 Mitigation. The Indemnified Parties agree to mitigate their Losses and use their reasonable efforts to collect any indemnifiable damages from any available insurer or third-party indemnitors before collecting from the Indemnifying Party; provided, however, nothing in the foregoing sentence shall preclude any Indemnified Party from filing a Claim against the Indemnifying Party from the outset. If any amounts are recovered from an insurer or third party after payment to an Indemnified Party, the recovering party (or parties) shall promptly pay over to such Indemnifying Party (or Parties) any such recovered amounts, but only to the extent of any Losses with respect to such matter.

        9.7 Right of Set-Off. Any Party to this Agreement shall be entitled to set-off against any amounts due to another Party under the terms of this Agreement or under any additional agreement (except for the Employment Agreements) executed in connection herewith, any amounts due from such other Party under the terms of this Agreement.

        9.8 Limitations. The obligations of the parties to indemnify the other parties under this Article 9 are subject to the following limitations:

                (a) Each of the Shareholder's obligations shall be limited to an aggregate amount equal to the total consideration received by such Shareholder under Section 2.2.

                (b) Any indemnification claim under this Article 9 asserted by GFI or FNFI against the Company or the Shareholders shall be asserted on a 50/50 basis against each of the Shareholders (i.e., each Shareholder shall not be liable for more than 50% of any such claim).

                (c) GFI or FNFI shall not assert a claim for indemnification until the total of all claims exceed an aggregate amount of $20,000 (the "Threshold Amount"). Once the claims exceed the Threshold Amount, GFI and FNFI can assert and recover all amounts owed hereunder, including the initial $20,000 representing the Threshold Amount.

                (d) FNFI's obligations to indemnify the Shareholders under this
Article 9 shall only apply to those breaches by FNFI of its representations, warranties, covenants and obligations under this Agreement and not the representations, warranties, covenants and obligations of GFI.

        9.9 Indemnification Exclusive. The indemnification provisions of this
Article 9 are the sole and exclusive remedy any Party has against another Party for any breach of representation, warranty, covenant or agreement.

                                   ARTICLE 10
                               GENERAL PROVISIONS

        10.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois as applied to agreements among Illinois residents, made and to be performed entirely within the State of Illinois.

        10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto.

        10.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.



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

        10.4 Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        10.5 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

                  (a)      If to GFI or FNFI, addressed to:

                           Fidelity National Financial, Inc.
                           3916 State Street, Suite 300
                           Santa Barbara, California 93105
                           Attn: Andrew F. Puzder
                           Facsimile: (805) 898-7149

                           With a copy to:

                           Greg Lane, Esq.
                           Fidelity National Financial, Inc.
                           3916 State Street, Suite 300
                           Santa Barbara, California 93105
                           Facsimile: 805-898-7149

                  (b)      If to Shareholders or Company, addressed to:

                           Lexington Capital Corporation
                           106 Wilmot Road, Suite 250
                           Deerfield, Illinois 60015
                           Facsimile: 847-374-1044

                           With a copy to:

                           Allan J Reich, Esq.
                           D'Ancona & Pflaum
                           30 N. LaSalle Street
                           Suite 2900
                           Chicago, Illinois 60602

                           Facsimile: 312-580-0923

        10.6 Construction. Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        10.7 Headings. The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        10.8 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

        10.9 Recitals, Schedules, and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.


                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the foregoing Stock Purchase Agreement is hereby executed as of the date first above written.

                                            FNFI:

                                            FIDELITY NATIONAL FINANCIAL, INC.,
                                            a Delaware Corporation

                                            By: /s/ William W. Wehner
                                               ---------------------------------
                                            Its: Executive Vice President
                                               ---------------------------------

                                            GFI:

                                            GRANITE FINANCIAL, INC.,
                                            a Delaware Corporation


                                            By: /s/ William W. Wehner
                                               ---------------------------------
                                            Its: Chief Executive Officer
                                               ---------------------------------

                                            COMPANY:

                                            LEXINGTON CAPITAL CORPORATION, an
                                            Illinois Corporation


                                            By: /s/ Lawrence B. Moller
                                               ---------------------------------
                                            Its: President
                                               ---------------------------------


                                            SHAREHOLDERS:


                                            /s/ Edward C. Litke
                                            ------------------------------------
                                            Edward C. Litke, shareholder



                                            /s/ Lawrence B. Moller
                                            ------------------------------------
                                            Lawrence B. Moller, shareholder